Exhibit 99.1

Celldex Reports First Quarter 2009 Financial Results

- Conference Call Tuesday, May 5, at 9:00 a.m. Eastern Time -

NEEDHAM, Mass.--(BUSINESS WIRE)--May 5, 2009--Celldex Therapeutics, Inc. (NASDAQ: CLDX) today reported financial results for the first quarter ended March 31, 2009. Celldex reported a net loss of $7.7 million, or $0.49 per share, for the first quarter of 2009 compared to a net loss of $22.1 million, or $2.19 per share, for the first quarter of 2008. On March 7, 2008, privately-held Celldex Therapeutics, Inc. completed its merger with a wholly-owned subsidiary of AVANT Immunotherapeutics, Inc. and, effective October 1, 2008, AVANT changed its name to Celldex Therapeutics, Inc.

As discussed in further detail later in this release, the decrease in net loss between the three-month periods was primarily due to increased revenues, gain on sale of assets in 2009 as well as a non-cash charge in 2008 of $14.8 million related to purchased in-process research and development (R&D) recorded in connection with the merger, offset by increased R&D expenses in 2009 as a result of the combined operations of AVANT and Celldex. At March 31, 2009, Celldex reported cash and cash equivalents of $39.4 million.

“In the first quarter of 2009, Celldex continued to add value to our Precision Targeted Immunotherapy Platform by in-licensing two additional molecules for development in cancer, inflammatory and infectious diseases,” said Anthony S. Marucci, Celldex’s President and Chief Executive Officer. “This license marks the third strategic transaction we’ve closed in the past year to obtain rights to technologies and product candidates whose therapeutic potential we believe can be fully realized through integration with our Precision Targeted Immunotherapy Platform. We look forward to exploring these molecules and advancing other candidates from the Platform into clinical trials in the coming months.”

First quarter and recent highlights:

  Enhanced our Precision Targeted Immunotherapy Platform—acquired exclusive rights to the immune-stimulatory molecules FMS-like tyrosine kinase 3 ligand (Flt3L) and CD40 ligand (CD40L) from Amgen.
  Divested non-core assets—entered into a worldwide fee- and royalty-bearing exclusive license and development agreement with Vaccine Technologies, Inc. (VTI) to develop and commercialize Celldex's CholeraGarde(R) and ETEC vaccine programs and sold our poultry vaccines assets to Lohmann Animal Health International.

The Company will be making an oral presentation on June 1st of safety and immune activity data from its first antibody-based dendritic cell targeted vaccine, CDX-1307, in combination with multiple immune modulators at the annual meeting of the American Society of Clinical Oncology (ASCO) in Orlando, Florida. Mature data from the ACT II study, a trial testing CDX-110 in newly diagnosed Glioblastoma Multiforme, will also be presented at ASCO.

Further Financial Highlights

The net loss of $7.7 million for the first quarter of 2009 represents an improvement of $14.4 million when compared to the net loss for the same period in 2008, primarily due to the non-cash charge of $14.8 million for purchased in-process R&D recorded in 2008. R&D expense in the first quarter of 2009 increased by $4.2 million compared to R&D expense in 2008 due primarily to the combined operations of AVANT and Celldex for the full quarter, including increased personnel-related expenses, royalty and license fee expenses, clinical trials costs for CDX-110 and CDX-1307 and facility-related costs. General and administrative (G&A) expenses increased by $0.3 million to $3.3 million in 2009 as compared to G&A expense of $3.0 million in the first quarter of 2008.

Revenues for 2009 increased by $3.6 million compared with revenues for 2008. The increase in product development and licensing revenue in 2009 primarily reflects recognition of $1.3 million in Pfizer deferred revenue related to CDX-110 in 2009. The increase in contracts and grants revenue in 2009 compared to 2008 primarily reflects increased levels of vaccine development work billable to Rockefeller University between the two three-month periods. In 2009, Celldex also recognized $2.1 million in product royalty revenue related to offsetting royalty expense payable to Cincinnati Children’s Hospital. There was no product royalty revenue in 2008.

As of March 31, 2009, the Company had approximately 15.8 million shares outstanding.

Important Information Related to Celldex’s Financial Results

On March 7, 2008, the Company completed the merger of its wholly-owned subsidiary with privately-held Celldex Therapeutics, Inc. In connection with the merger, the Company implemented a 1-for-12 reverse stock split of its common stock on March 7, 2008.

The merger was accounted for using the purchase method of accounting and was treated as an acquisition by Celldex of AVANT, with Celldex being considered the accounting acquirer even though AVANT was the issuer of common stock and surviving legal entity in the transaction. Because Celldex was determined to be the acquirer for accounting purposes, the historical financial statements of Celldex became the historical financial statements of the Company. Accordingly, the financial statements of the Company prior to the merger reflect the financial position, results of operations and cash flows of pre-merger, privately-held Celldex only. The 2008 financial statements reflect the financial position, results of operation and cash flows of privately-held Celldex for the three-month period ended March 31, 2008 combined with the results of operations of AVANT beginning March 8, 2008.

Webcast and Conference Call

Celldex will host a conference call and live audio webcast at 9:00 AM ET on Tuesday, May 5, 2009, to discuss Celldex’s first quarter 2009 financial results. To access the conference call, dial 888-713-4213 (within the U.S.), or 617-213-4865 (if calling from outside the U.S.). The passcode for participants is 28022020. An audio replay will be available approximately two hours after the call for approximately one week and can be accessed by dialing 888-286-8010 (within the U.S.), or 617-801-6888 (if calling from outside the U.S.). The passcode I.D. number is 27922143. The replay will also be available via the Company’s website, www.celldextherapeutics.com, after the live call. Additionally, a copy of this press release is available by contacting Investor Relations at 781-433-0771.

About Celldex Therapeutics, Inc.

Celldex Therapeutics is an integrated biopharmaceutical company that applies its comprehensive Precision Targeted Immunotherapy Platform to generate a pipeline of candidates to treat cancer and other difficult-to-treat diseases. Celldex’s immunotherapy platform includes a complementary portfolio of monoclonal antibodies, antibody-targeted vaccines and immunomodulators to create novel disease-specific drug candidates. For more information, please visit http://www.celldextherapeutics.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that are subject to a variety of risks and uncertainties and reflect Celldex’s current views with respect to future events and financial performance. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “can,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “seek,” “estimate,” “continue,” “plan,” “point to,” “project,” “predict,” “could,” “intend,” “target,” “potential” and other similar words and expressions of the future.

There are a number of important factors that could cause the actual results to differ materially from those expressed in any forward-looking statement made by us. These factors include, but are not limited to: our ability to raise sufficient capital on terms acceptable to us, or at all; our ability to adopt our APC Targeting TechnologyTM to develop new, safe and effective vaccines against oncology and infectious disease indications; our ability to adapt our vectoring systems to develop new, safe and effective orally administered vaccines against disease causing agents; our ability to successfully complete product research and further development, including animal, preclinical and clinical studies, and commercialization of CDX-110, CDX-1307, Ty800, CDX-1135 (formerly TP10), and other products and the growth of the markets for those product candidates; the cost, timing, scope and results of ongoing safety and efficacy trials of CDX-110, CDX-1307, Ty800, CDX-1135 (formerly TP10), and other preclinical and clinical testing; the ability to negotiate strategic partnerships or other disposition transactions for our non-core programs, including CETi; our ability to manage multiple clinical trials for a variety of product candidates at different stages of development; the strategies and business plans of our partners, such as Pfizer's plans for CDX-110, GlaxoSmithKline’s plans with respect to Rotarix® and Vaccine Technologies’ plans concerning the CholeraGarde® (Peru-15) and ETEC E. coli vaccines, which are not within our control, and our ability to maintain strong, mutually beneficial relationships with those partners; our ability to develop technological capabilities and expand our focus to broader markets for vaccines; the availability, cost, delivery and quality of clinical and commercial grade materials produced our own manufacturing facility or supplied by contract manufacturers and partners; the timing, cost and uncertainty of obtaining regulatory approvals for product candidates; our ability to develop and commercialize products before competitors that are superior to the alternatives developed by such competitors; the validity of our patents and our ability to avoid intellectual property litigation, which can be costly and divert management time and attention; and the other factors listed under “Risk Factors” in our annual report on Form 10-K.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

CELLDEX THERAPEUTICS, INC.

CONSOLIDATED STATEMENT	Quarter
OF OPERATIONS DATA	Ended March 31,
	2009	2008
	(Unaudited)
OPERATING REVENUE
Product Development and Licensing Agreements	$1,501,847	$119,864
Contracts and Grants	139,343	27,534
Product Royalties	2,090,457	-

Total Revenue	3,731,647	147,398

OPERATING EXPENSE
Research and Development	8,685,941	4,486,774
General and Administrative	3,341,253	3,032,758
Gain on Sale of Assets	(604,492)	-
Charge for In-Process Research and Development	-	14,755,908
Amortization of Acquired Intangible Assets	95,309	48,894

Total Operating Expense	11,518,011	22,324,334

Operating Loss	(7,786,364)	(22,176,936)

Investment and Other Income, Net	82,487	46,254

Net Loss	$(7,703,877)	$(22,130,682)

Basic and Diluted Net Loss per Common Share	$(0.49)	$(2.19)
Weighted Average Common Shares Outstanding	15,818,946	10,127,435

CONDENSED CONSOLIDATED
BALANCE SHEETS DATA	March 31,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Cash and Cash Equivalents	$39,364,362	$44,257,286
Other Current Assets	2,474,468	2,819,158
Property and Equipment, net	13,015,741	13,567,180
Intangible and Other Assets, net	8,628,266	9,149,611
Total Assets	$63,482,837	$69,793,235

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities	$14,051,943	$14,101,586
Long-Term Liabilities	$37,640,693	37,557,970
Stockholders' Equity	11,790,201	18,133,679
Total Liabilities and Stockholders' Equity	$63,482,837	$69,793,235

CONTACT:
Celldex Therapeutics, Inc.
Anthony S. Marucci,781-433-0771
President and CEO
or
Celldex Therapeutics, Inc.
Avery W. Catlin, 781-433-0771
Chief Financial Officer
IR@celldextherapeutics.com
or
For Media:
BMC Communications Group
Dan Budwick, 973-271-6085
dbudwick@bmccommunications.com